EXECUTION COPY
Exhibit 10.12

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Bauer Hockey, Inc., a Vermont corporation (the “Company”), and Paul Gibson (the “Executive”), effective as of the closing date of the initial public offering of Bauer Performance Sports Ltd. (the “Effective Date”).
WHEREAS, the Executive is presently employed as the Executive Vice President, Product Creation and Supply Chain of the Company; and
WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue to provide services to the Company, on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree as follows:
1.Term. The term of the Executive’s employment hereunder (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 4 of this Agreement.
2.    Title and Duties.
(a)    During the Term, the Executive shall serve the Company as Executive Vice President, Product Creation and Supply Chain or in such other executive positions of materially similar duties, authority and reporting responsibility for any Company subsidiary or Affiliate (as hereinafter defined) as requested by the Board of Directors of the Company (the “Board”). In addition, during the Term to the extent such office (or a comparable office) is maintained by any entity which, directly or indirectly, owns all of the outstanding common stock of the Company (each, a “Parent”), the Executive shall also serve in such same (or comparable) executive position with each Parent, without additional compensation hereunder.
(b)    During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company consistent with his positions with the Company and its Affiliates and as may be designated from time to time by the Board.
(c)    During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that so long as such activities do not interfere in any material manner, or give rise to a conflict of interest, with the performance of the Executive’s duties and responsibilities hereunder or otherwise violate this Agreement, the Executive may, without the necessity of seeking Board approval: (i) serve on industry, trade, professional, governmental, civic or charitable boards or committees disclosed to the Board; (ii) deliver lectures and fulfill speaking engagements with trade or other business or social associations and (iii) manage his personal investments.
3.    Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the terms and conditions of this Agreement:
(a)    Base Salary. During the Term, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $309,000 per annum, payable in accordance with the normal payroll practices of the Company for its executives and subject to increase (but not decrease) pursuant to Section 13 and otherwise from time to time by the Board, in its discretion. The Board will review the Executive’s rate of Base Salary each year.
(b)    Annual Bonus Compensation. For each Company fiscal year during the Term, the Executive shall be eligible to receive an annual bonus under the Company’s annual bonus plan for executives (the “Annual Bonus Plan”) based on the Company’s and the Executive’s achievement of specified performance targets for each such fiscal year. The Executive’s target bonus (the “Target Bonus”) shall equal 65% of the Base Salary payable to him for the applicable fiscal year. The performance targets for each fiscal year and the applicable percentage of the Target Bonus payable at specified performance thresholds each year will be set by the Compensation Committee of the Board (the “Compensation Committee”) in consultation with the Executive, and the Compensation Committee will determine the actual amount of annual bonus, if any, payable to the Executive hereunder in accordance with the Annual Bonus Plan (the amount of bonus for any fiscal year, the “Annual Bonus”). Except as otherwise provided herein, in order to receive an Annual Bonus for any fiscal year under this Section 3(b), the Executive must be employed by the Company for the full fiscal year. For the avoidance of doubt, the Annual Bonus Plan for the fiscal year of the Company that includes the Effective Date will be that Annual Bonus Plan as in effect for the Company immediately prior to the Effective Date.
(c)    Equity Based Awards. The parties acknowledge that the Executive presently holds options to acquire shares of Kohlberg Sports Group. In connection with the reorganization transactions undertaken in contemplation of the initial public offering of common shares of BPS, those options (the “Outstanding Options”) will be fully vested and converted into options to acquire shares of BPS (the “Rollover Options”) as of the Effective Date. The Rollover Options will be subject to the terms and conditions of the Bauer Performance Sports Ltd. Rollover Stock Option Plan (the “Rollover Plan”) and the award agreement governing Rollover Options to be entered into between BPS and the Executive. Effective on or about the Effective Date, the Executive shall be granted additional options (the “IPO Awards”) to acquire common shares of BPS under the Bauer Performance Sports Ltd. 2011 Stock Option Plan (the “2011 Plan”), and during the Term the Executive shall be eligible to receive additional awards thereunder. The terms and conditions of the IPO Awards and any other such awards shall be as set forth in the 2011 Plan and award agreements entered into between BPS and the Executive.
(d)    Paid Time-Off. During the Term, the Executive shall be entitled to 6 weeks of paid time-off per annum in accordance with the Company’s paid time-off policy as in effect from time to time, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company.
(e)    Other Benefits. During the Term and subject to any required employee contributions, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.
(f)    Business Expenses. The Company shall pay or reimburse the Executive for reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation as may be specified by the Board or Company policy from time to time. Such reimbursements, if any, shall be payable to the Executive promptly after the submission of such reasonable substantiation and documentation and shall be subject to Section 21 of this Agreement.
4.    Termination of Employment and Severance Benefits. The Executive’s employment hereunder and the Term may be terminated under the circumstances set forth in subsections (a) through (f) below. All payments and benefits specified in this Section 4 shall be subject to Sections 5 and 21 of this Agreement.
(a)    Death. Unless sooner terminated in accordance with this Section 4, the Term shall end on the date of the Executive’s death. In the event of the Executive’s termination of employment by reason of his death, the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate: (i) any earned, but unpaid Base Salary through the end of the month in which his death has occurred; (ii) any unpaid Annual Bonus for the fiscal year ended prior to the fiscal year of his termination of employment (the “Prior Year Bonus”); (iii) a pro-rated Annual Bonus for the fiscal year in which his termination of employment occurs, with such bonus amount determined by multiplying (A) the bonus amount that would have been payable under Section 3(b) based on performance for the entire fiscal year by (B) a fraction, the numerator of which is the number of days in such fiscal year on which the Executive was employed by the Company and the denominator of which is 365 (the “Pro-Rated Bonus”); (iv) any unreimbursed business expenses and (v) any accrued and unused paid time-off. The payments referred to in clauses (i), (iv) and (v) in the immediately preceding sentence are referred to herein as the “Accrued Obligations” and shall be payable in a lump-sum within thirty (30) days after the date of death. Each of the Prior Year Bonus and the Pro-Rated Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable BPS equity plan and the Executive’s equity agreements. The Company shall have no further obligation to the Executive hereunder.

(b)    Disability.
(i)    The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during the Term through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his material duties and responsibilities hereunder (“Disability”) for a period of (x) one hundred and twenty (120) consecutive calendar days or (y) one hundred and fifty (150) total days during any period of three hundred and sixty-five (365) consecutive calendar days. The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.
(ii)    If any question shall arise as to whether Disability exists, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company with the consent of the Executive (not to be unreasonably withheld) to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.
(iii)    The date of termination of employment under this Section 4(b) shall be the 10th business day following the Company’s notice to the Executive of such termination (provided he has not resumed the full-time performance of his duties hereunder by such date), which date shall be the last day of the Term. In the event of such termination of employment, the Company shall pay to the Executive: (i) the Accrued Obligations; (ii) any unpaid Prior Year Bonus; and (iii) the Pro-Rated Bonus. The Accrued Obligations shall be payable in a lump-sum within thirty (30) days after the date of termination of employment; each of the Prior Year Bonus and the Pro-Rated Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable BPS equity plan and the Executive’s equity agreements. The Company shall have no further obligation to the Executive hereunder.
(c)    By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as hereinafter defined) at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause, but in no event later than ninety (90) days following the date upon which at least two members of the Board (other than the Executive) became aware of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute “Cause” for termination:
(i)    The Executive’s commission of any material fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of any material amount of money or other assets or property of the Company or any of its Affiliates;
(ii)    The Executive’s willful failure to perform, or gross negligence in the performance of, his duties and responsibilities to the Company and its Affiliates which remains uncured fifteen (15) business days after written notice of such failure specifying in reasonable detail the nature of such failure or negligence is given to the Executive by the Board;
(iii)    The Executive’s intentional material breach of any of the terms of this Agreement or breach of his fiduciary duties to the Company and Affiliates (except where the breach of fiduciary duties is caused by the Executive’s Disability and except where such breach is exculpated under the Company’s articles of incorporation) which remains uncured fifteen (15) business days after written notice of such breach, specifying in reasonable detail the nature of such breach, is given to the Executive by the Board; or
(iv)    The Executive’s conviction of, or plea of nolo contendere to, a felony.
The date of termination for Cause shall be the date specified in the notice given by the Board to the Executive. Following termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation to the Executive hereunder, other than for payment of (i) the Accrued Obligations and (ii) the Prior Year Bonus. The Accrued Obligations shall be payable in a lump sum within thirty (30) days following the date of the termination of employment. The Prior Year Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company.
(d)    By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive by the Board, effective as of the date specified in such notice. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than to (i) pay the Executive the Accrued Obligations; (ii) continue to pay the Executive his Base Salary at the rate in effect on the date of termination for the period of twenty-four (24) months following such termination (the “Continuation Period”) in accordance with the Company’s normal payroll practices for its executives; (iii) continue to provide medical and dental benefits during the Continuation Period (subject to any employee contribution applicable to active employees generally and the Executive’s timely election of continuation coverage under COBRA); (iv) pay the Executive the Annual Bonus, if any, that would otherwise have been payable to him under Section 3(b) of this Agreement with respect to the fiscal year of termination of employment, without regard to the Executive’s termination of employment; (v) pay the Executive the Prior Year Bonus; and (vi) continue to provide the Executive the Annual Bonus for the portion of the Continuation Period beginning after the fiscal year of termination of employment, based on actual performance for the full fiscal year, pro-rated as though the Executive remained employed through the last day of the Continuation Period (collectively, the payments and benefits referred to in clauses (ii), (iii), (iv), (v) and (vi) are referred to as the “Severance Benefit”). The Accrued Obligations shall be payable in a lump sum within thirty (30) days following the date of the termination of employment. Each of the Prior Year Bonus and the Annual Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable BPS equity plan and the Executive’s equity agreements.
(e)    By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason (as hereinafter defined) at any time upon notice to the Company setting forth in reasonable detail the nature of such Good Reason, but in no event later than ninety (90) days following the initial existence of the condition or event giving rise to Good Reason and provided that the Company shall not have corrected the situation within thirty (30) business days after such notice of Good Reason from the Executive to the Board. The following shall constitute “Good Reason”:
(i)    material diminution in the nature or scope of the Executive’s titles, duties, authority or reporting responsibilities, other than as is materially consistent with the Executive’s assignment to another executive position in accordance with Section 2(a) hereof or as a result of the diminution of the business of the Company; provided, however, that a change in reporting relationships resulting from the direct or indirect control of the Company (or a successor corporation) by another entity or any sale or transfer of equity, property or other assets of the Company shall not constitute Good Reason;
(ii)    material failure of the Company to provide the Executive the Base Salary, Annual Bonus and benefits in accordance with the terms of Section 3 hereof;
(iii)    any material diminution in Base Salary or Target Bonus; or
(iv)    a change in the geographic location of the Executive’s principal place of performance of his services hereunder that increases his one-way commute from his primary residence at the time of such change by at least fifty (50) miles.
In the event of termination in accordance with this Section 4(e), the Company shall have no further obligation or liability to the Executive, other than to pay or provide the Executive (i) the Accrued Obligations and (ii) the Severance Benefit. The Accrued Obligations shall be payable in a lump sum within thirty (30) days following the date of the termination of employment. Each of the Prior Year Bonus and the Annual Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable BPS equity plan and the Executive’s equity agreements.
(f)    By the Executive Without Good Reason. The Executive may terminate his employment hereunder at any time without Good Reason upon forty-five (45) days’ notice to the Board. In the event of termination of the Executive’s employment pursuant to this Section 4(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the notice period (or for any remaining portion of the period). In the event of termination of employment pursuant to this Section 4(f), the Company shall pay the Executive (i) the Accrued Obligations and (ii) the Prior Year Bonus. The Accrued Obligations shall be payable in a lump-sum within thirty (30) days following the date of the termination of employment. The Prior Year Bonus, if any, shall be payable when annual bonuses for the applicable fiscal year are paid to other senior executives of the Company. The Executive’s equity interests shall be governed by the terms of the applicable BPS equity plan and the Executive’s equity agreements.
5.    Release; Effect of Termination. The provisions of this Section 5 shall apply to a termination pursuant to Section 4 or otherwise.

(a)    A condition precedent to the Company’s obligations to pay the Severance Benefit and other payments under each of Sections 4(d), (e) and (f) shall be the Executive’s execution and delivery of a timely and effective Release of Claims, substantially in the form attached hereto as Exhibit A (the “Release of Claims”) within fifty-five (55) days following the Executive’s termination of employment (the “Release Condition”). (For the avoidance of doubt, the Release of Claims must be executed and delivered to the Company (and not subsequently be revoked) not later than forty-seven (47) days following the termination of employment in order to comply with the preceding sentence.) Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required, pursuant to Section 21 below) provided that the Release Condition is satisfied. If the Executive fails to execute and deliver the Release of Claims, or if he revokes the Release of Claims as provided therein, except for the Accrued Obligations, he shall not receive the Severance Benefit or any other payment to which he may otherwise be entitled under this Agreement.
(b)    Upon termination of the Executive’s employment with the Company, unless otherwise specifically provided herein, his rights to benefits and payments under any retirement, health or welfare employee benefits plan, under BPS equity plans (and any equity award agreements pursuant to which awards were granted thereunder) and under any other benefit plan of the Company or any Affiliate shall be determined in accordance with the terms and provisions of such plans; provided, however, that the Executive shall not be entitled to severance or termination pay under such benefit plan of the Company or any Affiliate in connection with termination of his employment.
(c)    Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 6, 7 and 8 hereof. The obligation of the Company to pay the Severance Benefit is expressly conditioned upon the Executive’s continued full performance of obligations under Sections 6, 7 and 8 hereof. The Executive recognizes that, except as expressly provided herein, no compensation is earned after termination of employment.
6.    Confidential Information.
(a)    The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person, or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates, in each case except as required by applicable law, governmental or judicial process or procedure, or for the proper performance of his duties and responsibilities to the Company and its Affiliates or as may be reasonably necessary for the Executive to enforce his rights hereunder or under any of his equity agreements under a BPS equity plan. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, but only for as long as the Confidential Information remains confidential (other than where the Executive, in violation of the Agreement, discloses or publicizes such information).
(b)    All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control; provided, however, that the Executive may keep such documents that represent agreements between himself and the Company and such documents as are necessary to allow the Executive to understand, exercise and protect his rights and obligations under any agreements between himself and the Company.
7.    Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates while employed by the Company hereunder shall be considered “work made for hire”.
8.    Restricted Activities. In exchange for good and valuable consideration including, without limitation, the grant of stock options hereunder, the Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates.
(a)    While the Executive is employed by the Company, and through the last day of the twelve (12) month period following his termination of employment (the “Non-Competition Period”), the Executive shall not, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete in any material manner with the Company or any of its Affiliates in the Business anywhere in the United States, Canada or Europe; provided that the Executive shall be permitted to own, as a passive investor, not more than 5% of the publicly-traded securities of any Person; provided, further, that the foregoing prohibition shall not apply to any Person which competes with the Company in the Business in the United States, Canada or Europe through a division, subsidiary or other business unit of such Person so long as the Executive does not himself so compete and does not work or consult for, or otherwise give advice to, any division, subsidiary or business unit that does so compete. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is competitive in any material manner with the Business. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve (12) months prior to termination of the Executive’s employment has been, a customer of the Company or any of its Affiliates. For the purposes of this Agreement, the “Business” shall mean the designing, developing, manufacturing, producing, marketing, distributing, selling and supporting of (i) roller, ice and in-line skates, (ii) hockey equipment and apparel, namely roller, ice, in-line and street hockey equipment and apparel, and (iii) any other line of business in which the Company or any of its Affiliates is engaged, or has taken significant steps in connection with the preparation of engaging, in any material way, as of the Executive’s termination of employment.
(b)    The Executive further agrees that during the Non-Competition Period, the Executive will not hire or attempt to hire any Person who is (or within the six months prior to such date has been ) an employee of the Company or any of its Affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates, or solicit or encourage any Person which is (or within the six months prior to such date has been ) a customer or vendor of the Company or any of its Affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its Affiliates. The Executive further agrees that during the Non-Competition Period he shall not make false, misleading or disparaging statements about the Company or its Affiliates including, without limitation, their products, services, management, shareholders, employees and customers. The Company further agrees that during the Non-Competition Period it will instruct its employees not to make false, misleading or disparaging statements about the Executive.
9.    Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6, 7 and 8 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 6, 7 or 8 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 6, 7 or 8 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.
10.    Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
11.    Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 11 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:
(a)    “Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest. For the avoidance of doubt, Affiliates does not include any unrelated Kohlberg portfolio companies that are not directly or indirectly subsidiaries of BPS.
(b)    “Confidential Information” means any and all information of the Company and its Affiliates that is not generally known at such time by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its Affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the existence and nature of those relationships. Confidential Information also includes comparable information that the Company or any of its Affiliates has received belonging to others or which was received by the Company or any of its Affiliates with any understanding that it would not be disclosed. Confidential Information does not include information that is publicly known or becomes publicly known through no fault of the Executive.
(c)    “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to the Business (as defined in Section 8), the Products or any prospective activity of the Company or any of its Affiliates.
(d)    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(e)    “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

12.    Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.
13.    Increase in Base Salary upon Certain Relocations. In the event the Company relocates its corporate headquarters outside the State of New Hampshire, the rate of Base Salary payable to the Executive shall be subject to a one-time increase in an amount equal to the sum of (i) the product of (A) the rate of Base Salary in effect immediately prior to such relocation multiplied by (B) the additional income taxes payable by the Executive (exclusive of any taxes imposed by Section 409A of the Code) on the amount determined in clause (A), calculated at the highest effective marginal combined rate of U.S. state and local personal income tax then in effect in the city and state to which the Company relocates, and (ii) an additional amount (intended to “gross-up” the Executive) equal to the additional federal, state and local income taxes (measured on a combined basis) payable by the Executive under U.S. law in respect of the amount payable to him under Section 13(i).
14.    Parachute Payments.
(a)    This Section 14 shall apply only in the case of a Statutory Change in Control (as defined below) occurring after the initial public offering of shares of BPS, and at a time when the Company or BPS has stock which is “readily tradable on an established securities market or otherwise” (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Internal Revenue Code of 1986, as amended (the “Code”)). In the event it is determined that any of the payments or benefits (including, without limitation, accelerated vesting of equity rights or other benefits) otherwise payable to the Executive under this Agreement or any other plan, arrangement or agreement with the Company or any Affiliate (collectively, the “Payments”), including by reason of the Executive’s termination of employment in connection with a Change of Control or other event that constitutes a change in ownership or control of the Company as defined in Code Section 280G (a “Statutory Change in Control”) would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then such Payments shall be reduced or eliminated to the extent necessary so that the aggregate Payments received by the Executive will not be subject to the Excise Tax, but only if by reason of such reduction, the net after tax benefit to the Executive exceeds the net after tax benefit to the Executive without any such reduction. “Net after tax benefit” for purposes of this Section 14 shall mean the sum of (i) the Payments to be made less (ii) the amount of federal income and employment taxes payable with respect to such Payments, calculated at the maximum marginal income tax rate for the year of payment (based upon the rate in effect for such year as set forth in the Code at the time of termination of the Executive’s employment) and less (iii) the amount of Excise Taxes imposed with respect to such Payments.
(b)    If a reduction in the Payments is necessary, reduction shall occur in the following order: first, a reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancellation of accelerated vesting of stock awards; third, the reduction of employee benefits and fourth a reduction in any other “parachute payments” (as defined in Code Section 280G). If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation. The determinations with respect to this Section 14 shall be made by the Company’s regular outside accountants, and the Company shall pay the fees and expenses of such accountants.
(c)    While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate net after tax benefits to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of an initial determination hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculations hereunder. In the event that the Company’s accountants, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the accountants believe has a high probability of success, determine that an Overpayment has been made, then the Executive shall repay any such Overpayment to the Company within ten business days of his receipt of notice of such Overpayment; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such deemed payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive; provided, that any such Underpayment shall constitute a payment (within the meaning of Treas. Reg. § 1.409A-2(b)(2)) separate and apart from the Payments; and provided, further that any such Underpayment shall be deemed a disputed payment (within the meaning of Treas. Reg. § 1.409A-3(g)) and shall be made no later than the end of the first taxable year of the Company in which the accounting firm determines pursuant to this Section 14(c) that such Underpayment is due.
15.    Assignment. The Executive may not make any assignment of this Agreement or any interest herein. The Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, or consolidate with, or merge into, any other Person or transfer all or substantially all of its properties, stock, or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.
16.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
18.    Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Board of Directors, or to such other address as either party may specify by notice to the other actually received.
19.    Entire Agreement/Effective Date. This Agreement shall be effective only upon the Effective Date, and upon the Effective Date shall constitute the entire agreement between the parties and supersede and terminate all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company, BPS and their respective Affiliates, including, without limitation, the Employment Agreement entered into between KBAU Holdings US, Inc. and the Executive effective as of April 16, 2008 (the “Prior Agreement”). The Prior Agreement shall govern the terms and conditions of the Executive’s employment with the Company and any termination thereof unless and until the Effective Date shall occur.
20.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.
21.    Section 409A.
(a)    This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this Agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall agree to negotiate in good faith to make amendments to this Agreement as the parties mutually agree, reasonably and in good faith are necessary or desirable, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon the parties.
(b)    To the extent the Executive would otherwise be entitled to any payment or benefit under this Agreement, or any plan or arrangement of the Company or its Affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the date of termination of the Executive’s employment would be subject to the Section 409A additional tax because the Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment or benefit will be paid or provided to the Executive on the first day following the six (6) month anniversary of the Executive’s termination of employment or, if earlier, the Executive’s date of death.
(c)    Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6. To the extent an annual bonus is payable under any provision of this Agreement, it shall be paid in the taxable year of the Company following the taxable year with respect to which the bonus relates, and not later than the 15th day of the third month of such taxable year; provided, that it shall not be a breach of this Agreement if payment is made later in such year to the extent financial results are not available by such date so long as payment is made no later than December 31 of such year.
(d)    Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs.  To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit (including tax return preparation fees and expenses described in Section 22(e)), in one calendar year shall not affect provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. Any reimbursement of tax preparer fees and expenses incurred due to a tax audit addressing the existence or amount of a tax liability shall be made by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are subject of the audit are remitted to the taxing authority or, if as a result of such audit no taxes are remitted, by the end of the Executive’s taxable year in which the audit is completed.
22.    Tax Equalization
(a)    During the Term of this Agreement and thereafter as provided in this Section 22, and provided that at all such times the Executive is a U.S. resident and not a Canadian resident for Canadian. federal income tax purposes, the Company will make an additional payment (the “Tax Equalization Payment”) to the Executive in accordance with this

Section 22, so that that the Executive does not materially suffer a loss by reason of any income and employment taxes that may be imposed on that portion, if any, of his Compensation (as defined below) which is taxable to the Executive under Canadian law as income from an office or employment performed by the Executive in Canada.
(b)    The amount of any Tax Equalization Payment payable under this Section with respect to a taxable year of the Executive will equal the amount (the “Excess Tax”), if any, by which the Executive’s combined aggregate U.S. federal, national, state and local actual income and employment tax liability , exclusive of any taxes under Section 409A or Section 4999 of the Code, and Canadian federal and provincial actual income and employment tax liability in respect of such year (the “Actual Tax Liability”) on the Executive’s Base Salary, Annual Bonus and the amount of income recognized upon the Executive’s exercise of the Rollover Options, the IPO Awards or other stock options granted under the 2011 Plan (collectively, the “BPS Options”, and together with Base Salary and Annual Bonus, the “Compensation”) exceeds the amount of aggregate U.S. federal, state and local income and employment tax liability, exclusive of any taxes under Section 409A or Section 4999 of the Code, that would have been payable by the Executive for such year with respect to the Compensation if the Executive had performed all services hereunder for the Company and BPS and their Affiliates entirely within the United States in the state in which the Company's corporate headquarters are located at all relevant times such that all Compensation were treated entirely as U.S. source income by both the U.S. and Canada, and as if that were the only income earned by the Executive (the “Hypothetical Tax Liability”), plus an additional payment to gross-up the Executive for his additional actual income and employment tax liability (on a combined federal, national, state, provincial and local basis) on the amount of any such Excess Tax. The Company shall make all determinations of the amount of Compensation, Hypothetical Tax Liability, Excess Tax, Actual Tax Liability and Tax Equalization Payment in accordance with this Section 22.
(c)    Notwithstanding this Section 22 or any other provision of this Agreement, the Executive shall pay and be solely responsible for payment of all taxes imposed under U.S., Canadian and any other federal, national, provincial, state and local law on the Compensation and all other payments or benefits paid or provided to the Executive by the Company or any of its Affiliates during the Term of this Agreement and thereafter.
(d)    The Tax Equalization Payment payable in respect of a taxable year of the Executive shall be paid during the following taxable year of the Executive.
(e)    The Company shall pay the Executive’s designated tax return preparer selected by the Executive and reasonably acceptable to the Company directly for the preparation of any Canadian tax returns required to be filed with respect to the Compensation for all tax periods of the Executive beginning or ending during the Term of this Agreement and through and including the date of exercise of any BPS Options, including all amendments to such returns, as well as costs related to audits of such returns and related amendments. The Executive will be solely responsible for the payment of any tax return preparer fees and expenses for the preparation of his federal, state and local U.S. tax returns. The Company and the Executive will provide each other access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the other in connection with this Section 22, and otherwise cooperate with each other and their respective tax return preparers in connection with the determinations and all matters contemplated by this Section 22.
(f)    All income tax returns to be filed by the Executive will be prepared on a basis consistent with the determinations of the Executive’s and the Company’s tax return preparers and this Section 22, and the Executive agrees that the Company shall have the right to review and approve all income tax returns (and amendments) to be filed by the Executive with respect to any taxable year covered by this Section 22 before the Executive files any such return with the relevant taxing authority. If the Company objects to any item in any such tax return the Company shall promptly notify the Executive and his tax return preparer of such item and the basis for such objection. The Company and the Executive shall act in good faith to resolve any disagreement between them prior to the date on which the relevant return is required to be filed under applicable law.
(g)    The Executive and the Company agree that the Tax Equalization Payments are not intended to represent additional compensation to the Executive. Any Tax Equalization Payment will not be considered as additional Base Salary hereunder or taken into account as salary for purposes of the Annual Bonus Plan or any other benefit plan of the Company except as the terms of such plan may expressly provide otherwise.
23.    Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.
24.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
25.    Governing Law. This is a New Hampshire contract and shall be construed and enforced under and be governed in all respects by the laws of the State of New Hampshire, without regard to the conflict of laws principles thereof.
26.    Dollar Amounts. All monetary figures in this Agreement shall be in United States dollars.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

PAUL GIBSON		BAUER HOCKEY, INC.

/s/ Paul Gibson	By:	/s/ Kevin Davis
	Title:	CEO

EXHIBIT A

RELEASE OF CLAIMS

1.	Release of Claims
In partial consideration of the payments and benefits described in Section 4 of the Amended and Restated Employment Agreement (the “Employment Agreement”) effective as of __________________, by and between Paul Gibson (“Executive”) and Bauer Hockey, Inc., a Vermont corporation (the “Company”), to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the last sentence of this Section 1, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its affiliates and their respective shareholders, subsidiaries, successors, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release (the “Employment Claims”), including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended, and all other federal, state and local laws and regulations relating to employment, compensation or related benefits. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws relating to employment, compensation or related benefits. Notwithstanding the foregoing, Executive does not release, discharge or waive, and the term “Employment Claims” shall not include: (i) any claims or causes of action arising under or related to any failure by person or entity to perform or fulfill any obligation owed to Executive on or after the date hereof under the Employment Agreement or the terms of any equity award agreement, including without limitation any obligation under Section 4(d) or (e) of the Employment Agreement (as applicable); or (ii) any claims or rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Vermont or any other state of which any subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; or (iii) any claims to vested benefits.

2.	Proceedings

Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding regarding Employment Claims and will not participate in any Proceeding regarding Employment Claims, in each case, except as required by law and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding regarding Employment Claims, including any Proceeding regarding Employment Claims conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver) or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or any state fair employment practices agency.

3.	Time to Consider
Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

4.	Revocation
Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 4 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-

(8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under this Release, including without limitation any release by the Company of claims against the Executive.

5.	No Admission
This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

6.	General Provisions
A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

7.	Governing Law
The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New Hampshire without giving effect to conflict of laws principles.
IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	PAUL GIBSON
In consideration of the Executive’s acceptance of this Release and his meeting in full his obligations under it, the Company hereby releases and forever discharges the Executive, his heirs, assigns, executors, administrators and representatives, and all others connected with him, from any and all complaints, claims, charges or causes of action of any kind whatsoever which the Company has had in the past, has or might have against him that are in any way related to, arising out of or connected with the Executive’s employment by the Company and that are known to the Company’s Chairman of the Board as of the date this Release is signed on behalf of the Company.

Bauer Hockey, Inc.

DATE	Name:
Title: